EXHIBIT 10.29

LARSCOM, INC.

AND

SPARQTRON MANUFACTURING CORP.

AGREEMENT FOR

ELECTRONIC MANUFACTURING SERVICES

MANUFACTURING AGREEMENT

Table of Contents

1.	Definitions	p.3
2.	Manufacture of Products	p.5
3.	Consigned Materials	p.6
4.	License Grant	p.6
5.	Subcontractor	p.6
6.	Delivery	p.6
7.	Acceptance	p.7
8.	Inspection by LARSCOM	p.7
9.	Engineering Change Order	p.8
10.	Repair	p.8
11.	Price	p.8
12.	Payment	p.8
13.	Attrition.	p.8
14.	Testing Failures	p.8
15.	Warranty	p.8
16.	Indemnity	p.9
17.	New Products	p.10
18.	Forecasts	p.10
19.	Purchase Orders	p.11
20.	Schedule Changes	p.11
21.	Cancellation	p.11
22.	Minimum Order Components and Materials	p.12
23.	Long Lead-Time Components and Materials	p.12
24.	Non-Cancelable Non-Returnable Components and Materials (NCNR)	p.12
25.	Excess Inventory	p.12
26.	Safety Stock	p.13
27.	LARSCOM Property	p.13
28.	Terms	p.13
29.	Termination	p.13
30.	Effect of Termination	p.14
31.	Liability Limitation	p.14
32.	Relationship of Parties	p.14
33.	Ownership	p.14
34.	Dispute Resolution	p.14
35.	Confidentiality	p.15
36.	Equitable Relief	p.16
37.	Force Majeure	p.16
38.	Governing Law	p.16
39.	Assignability	p.16
40.	Insurance	p.16
41.	Amendment	p.17
42.	Notice	p.17
43.	Waiver	p.17
44.	Severability	p.17
45.	Mutual Agreement	p.17
46.	Entire Agreement	p.17
	Signature Page	p.18
	Exhibit A-Product Price List	p.19
	Exhibit B-Minimum Order Quantity Components and Materials	p.20
	Exhibit C-Long Lead Time Components and Materials	p.21
	Exhibit D-Non-Cancelable, Non-Returnable Components and Materials	p.22
	Exhibit E-List of Prods and Revs; and Price for Rework	p.23
	Exhibit F-Consigned Tooling and Equipment	p.24
	Exhibit G–Excess Inventory Calculation	p.25

MANUFACTURING AGREEMENT

This Manufacturing Agreement (“Agreement”) is entered into on October 21, 2002, (the “Effective Date”) by and between LARSCOM, INC., (“LARSCOM”), a California Corporation, with its principal place of business at 1845 McCandless Drive, Milpitas, CA 95035 and Sparqtron Manufacturing Corporation (“Sparqtron”), a California Corporation, with its principal place of business at 5079 Brandin Ct., Fremont, CA 94538. LARSCOM and Sparqtron are referred to collectively as the “Parties”, and individually as a “Party”.

Whereas, Sparqtron is in the business of providing manufacturing services that include the custom manufacture of SMT and PTH electronic printed circuit board assemblies and/or box level assemblies (the “Product”); and

Whereas, the Parties desire to establish the terms and conditions that will apply to LARSCOM’s purchase of Sparqtron’s manufaacturing services for certain SMT and PTH electronic printed circuit board assemblies and/or system level assemblies;

In consideration of the foregoing and the Agreements contained herein, LARSCOM and Sparqtron hereby agree as follows:

1.0    Definitions.

1.1    “Approved Vendor List” shall mean LARSCOM’s list of vendors that shall be used to supply Inventory listed on the Bill of Materials included with the Specifications.

1.2    “Attrition” shall mean the documented material lost to production fallout and test failures.

1.3    “Bills of Materials (BOM)” shall mean LARSCOM’s listing or reference for the Components and Materials included in or required for the manufacture/assembly of Products based on Specifications.

1.4    “Components” shall mean the parts, materials and supplies included in or required for each Product, as stipulated in the Bills of Materials. Components may be supplied by LARSCOM as defined herein, if so indicated in the Bills of Materials.

1.5    “Days” shall mean calendar days, unless otherwise specified, include Saturdays, Sundays and United States Government recognized holidays. “Business Days” do not include Saturdays, Sundays or United States Government recognized holidays.

1.6    “Delivery Date” shall mean a date for which delivery of a Product is requested in a LARSCOM Purchase Order or is otherwise mutually established by the Parties.

1.7    “Downside” shall mean the percentage decrease in the quantity of Products that LARSCOM may purchase less than the quantities in any Purchase Order.

1.8    “Engineering Change Order” (ECO) shall mean the document that details a change in the Specifications and/or design of a Product.

1.9    “Excess Inventory” shall mean those components listed in the Specifications which, are in Sparqtron’s or its subcontractor’s possession, whose quantity exceed LARSCOM Purchase Order requirements, at a referenced date and/or termination. (Note Section 25.0)

1.10    “Finished Goods Inventory (FGI)” shall mean the finished Products that LARSCOM requests that Sparqtron temporarily store on site. (Note Section 6.2)

1.11    “Intellectual Property “ shall mean all rights held by either Party in its Products and/or Confidential Information, including, but not limited to each Party’s patent rights, copyrights, trade secret rights, mask work rights and other intellectual property and proprietary rights, including the right to impose restrictions on the manufacture, assembly or distribution of the Products or the subsequent use, sale or repair of the Products as purchased by LARSCOM from Sparqtron, anywhere in the World.

1.12    “Inventory” shall mean raw materials, supplies, and components that comprise Product pursuant to this Agreement.

1.13    “Long Lead Time Components and Materials” shall mean the Inventory used in the manufacture of the Products that require a longer time to procure than the time from Purchase Order acceptance to production start time. (Note Section 23.0)

1.14    “Minimum Order Components and Materials” shall mean the Inventory that is procurable only in minimum quantities that exceed the quantities required for LARSCOM Purchase Orders. (Note Section 22.0)

1.15    “Non-cancelable Non-Returnable (NCNR) Components and Materials shall mean (i) Inventory listed on the Bills of Materials that is to be procured from suppliers that will not accept returns or cancellations once such Inventory is ordered or (ii) Inventory that may not be returned because the right of return has expired. (Note Section 24.0)

1.16    “Premium Charge” shall mean the charge for particular documented services hereunder including, but not limited to time incurred at the then current shop rate, off-hour work, weekend or holiday work, additional material handling, storage, re-inventorying and re-stocking.

1.17    “Product” shall mean the completed products (which may include, without limitation,Components, Printed Circuit Board Assemblies and/or Box Assemblies) as identified by the LARSCOM part number or assembly identification specified in each Purchase Order issued under this Agreement and as described in the Specifications. There can be multiple versions of a Product, based on differences provided for the Bills of Materials.

1.18    “Program” shall mean the manufacturing services to be performed by Sparqtron to LARSCOM pursuant to this Agreement.

1.19    “Program Management” shall mean the dedicated resources that the Parties will provide to manage the overall effort on the Program. (Note Section 2.1)

1.20    “Program Reviews” shall mean the scheduled review meetings (monthly and/or quarterly) to review the overall Program status. LARSCOM and Sparqtron shall meet to develop the frequency, agenda and contents of these meetings.

1.21    “Purchase Order” shall mean the LARSCOM written authorization submitted to Sparqtron and accepted by Sparqtron as identified herein stipulating the product(s), Engineering Change and/or Revision level, quantity, pricing, and requested delivery date(s). The terms of this Agreement shall control over printed terms on any Purchase Order, quotation, acknowledgement, confirmation or invoice. (Note Section 19.0)

1.22    “Purchase Price Variance” or “PPV” shall mean the difference between the standard cost agreed upon by the Parties for the Components and actual purchase price for Components. Where such actual purchase price is less than such standard cost, the PPV shall be considered favorable. Where such actual purchase price exceeds such standard cost, the PPV shall be considered unfavorable.

1.23    “Specifications” shall mean the written specifications provided by LARSCOM for the manufacture and testing of the Products including, without limitation, the current revision number, approved vendor list (AVL), bills of material (BOMs), manufacturing procedures, schematics, testing procedures, drawings and documentation.

1.24    “Upside” shall mean the percentage increase in the quantity of Products that LARSCOM may purchase above the quantities in any Purchase Order.

1.25    “Exhibits” shall include the following;

Exhibit A         Product Price List

Exhibit B         Minimum Order Quantity Components and Materials

Exhibit C         Long Lead Time Components and Materials

Exhibit D         Non-Cancelable Non-Returnable (NCNR) Components and Materials

Exhibit E         List of Products and Revision Level; and Prices for Rework

Exhibit F         Consigned Tooling and Equipment

Exhibit G         Excess Inventory Calculations

sThe Parties agree to work in good faith and mutually agree on the final contents of the Exhibits, set forth herein. The final Exhibits will be incorporated by reference into this Agreement, within ninety (90) days after the date of execution of this Agreement. Each Exhibit may be amended from time to time by the Parties.

2.0    Manufacture of Products.    During the term of this Agreement, Sparqtron shall manufacture and test the Products in accordance with the Specifications and as requested pursuant to LARSCOM purchase orders, under Section 19.0, and maintain manufacturing and test records in accordance with reasonable industry standards. Sparqtron shall manufacture and build Products to IPC-A-610-Rev. C, Class 2. All inventory and equipment required in connection with such manufacture and testing will be acquired or supplied by Sparqtron pursuant to the Specifications, except for certain inventory or tooling and equipment that may be supplied by LARSCOM (“LARSCOM Inventory” and “LARSCOM Property,” respectively). Sparqtron will purchase inventory and/or special dedicated equipment upon receipt of the relevant Purchase Orders and as necessary to fill Purchase Orders.

2.1    Program Management.    Each Party shall appoint a technical coordinator as the technical liaison with the other Party in connection with the initial coordination and implementation of the manufacture of the Products as well as ongoing support issues thereafter. This coordination will include all technical aspects of the Program, but not limited to the release of the manufacturing specifications, design or engineering of the Products, pending ECOs and release dates, and the status of the manufacturing program. The Parties shall agree in writing as to the frequency (monthly or quarterly) of these business performance reviews which include but are not limited to documentation, quality, delivery, field quality, communications, responsiveness, costs, payments and other related issues. The Program Managers will coordinate these meetings.

2.2    Quality Requirements.    Sparqtron agrees that the manufacture of the Products under the terms of this Agreement will be in accordance with the Quality Standards IPC-A-610-Rev. C, Class 2. Sparqtron agrees to maintain and be responsible for ISO 9002 and TL 9000 certifications.

2.3    Product Training.    LARSCOM and Sparqtron will jointly develop a program specifying the process for training Sparqtron personnel on the Products, the number of personnel and where they are to be trained on the Products. In addition, during the term of this Agreement, Sparqtron will maintain a sufficient trained staff of personnel to adequately support all the requirements set forth in this Agreement.

3.0    Consigned Materials.    LARSCOM may supply certain LARSCOM components and materials (“Consigned Materials”) to Sparqtron for use in manufacturing the Products. If LARSCOM supplies Consigned Materials to Sparqtron, LARSCOM will use commercially reasonable efforts to ensure that that all Consigned Materials shall be delivered to Sparqtron in sufficient time and in sufficient quantities, taking into account mutually agreed to Attrition levels by the Parties, to allow Sparqtron to meet scheduled Delivery Dates for the applicable Products. LARSCOM will use commercially reasonable efforts to ensure that all Consigned Materials shall be in good condition, meet Products Specifications, be packaged in a readily usable format, and be free of any material defects or deficiencies. Premium Charges may apply in the event of late delivery of Consigned Materials, or the delivery of materially defective Consigned Materials, if such late delivery directly and materially impacts the original Delivery Date where such original Delivery Date is required to be maintained by LARSCOM. LARSCOM may agree to extend such Delivery Date mutually agreed to by the Parties, in which event, the Premium Charges will not apply. LARSCOM shall retain all rights, title and interest in the Consigned Materials, and the Consigned Materials shall be used by Sparqtron, without modification, unless directed in writing by LARSCOM, and used only in filling Purchase Orders from LARSCOM. Sparqtron shall bear all risk of damage or loss for the Consigned Materials until such LARSCOM’s Consigned Materials are returned to LARSCOM, or otherwise leaves the care and custody of Sparqtron at LARSCOM’s request. Sparqtron shall keep the Consigned Materials segregated from other components and materials for tracking and inventory management purposes, and to the extent practical, and shall clearly identify all Consigned Materials with “Property of LARSCOM” or a similar marking, and shall use at least the same degree of care in managing and protecting the Consigned Materials it uses in managing and protecting its own inventory, but no less care than reasonable care. LARSCOM may request to transfer certain Components to Sparqtron at cost; however, this will in good faith be separately discussed and mutually agreed to in writing. Sparqtron shall not be obligated to purchase any Excess Consigned Materials.

4.0    License Grant.    Subject to the terms and conditions of this Agreement and during the term of this Agreement, LARSCOM grants Sparqtron a non-transferable, non-exclusive, royalty-free license with the right to grant sublicenses, as set forth in Section 5.0, under LARSCOM’s Intellectual Property Rights to (i) use the Specifications and any other proprietary information, documents and materials including software, drawings bills of materials, test procedures and manufacturing procedures provided by LARSCOM to Sparqtron (collectively, the LARSCOM Materials) internally and solely to manufacture the Products and otherwise perform its obligations as expressly authorized hereunder, and (ii) reproduce and install in the Products any software provided by LARSCOM. Except as permitted herein, Sparqtron will not use, reproduce, modify, create derivative works of, sublicense, distribute, or otherwise transfer any LARSCOM Materials.

5.0     Subcontractor.    Sparqtron may grant sublicenses under the license granted in Section 4.0; provided however, (i) any sublicense shall be subject to the prior written approval of LARSCOM, which approval shall not be unreasonably withheld, and (ii) such sublicense shall bind such subcontractor to the same terms and conditions of this Agreement; and (iii) Sparqtron will be responsible for sublicense’s compliance with the terms and conditions of this Agreement.

6.0    Delivery.    Delivery of Products to LARSCOM’s principal place of business as listed above, shall be F.O.B. destination shipped via Sparqtron’s choice of transport at no cost to LARSCOM or its customers, if located within twenty (20) miles from Sparqtron’s principal place of business as listed above. Title and risk of loss to all Products shall pass to LARSCOM upon receipt of the shipment by LARSCOM or its customers at the destination.

6.1    This Section 6.1 shall apply only to deliveries over twenty (20) miles from Sparqtron’s principal place of business as listed above, which deliveries shall be F.O.B. Sparqtron’s plant. Title and risk of loss to all Products shall pass to LARSCOM upon delivery to the common carrier specified by LARSCOM. Sparqtron shall assist LARSCOM in arranging any desired shipping and insurance (in amounts that LARSCOM shall determine). All costs of shipping, insurance and freight and customs, duties, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be at LARSCOM’s expense.

6.2    Sparqtron shall deliver Products on or no earlier than three (3) days before the mutually agreed upon Delivery Date and no later than the Delivery Date. If circumstances arise that prevent Sparqtron from such timely delivery of Products, Sparqtron shall immediately notify LARSCOM of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay. If the delay was caused by Sparqtron, Sparqtron may be requested to employ accelerated measures such as material expediting fees, premium transportation costs and/or labor overtime to minimize lateness at no additional cost to LARSCOM.

6.3    Finished Goods Inventory (FGI). Should LARSCOM choose to establish a Finished Goods Inventory at Sparqtron, any Product destined for the FGI shall be invoiced as it is delivered to the FGI. Any storage charges for Product remaining in FGI over thirty (30) days will in good faith be mutually determined and agreed to in writing at least ninety (90) days prior to establishment of the Finished Goods Inventory. Storage of FGI for thirty (30) days or less will be at no charge. Sparqtron shall keep all Products in the FGI segregated from other products for tracking and inventory management purposes in a separate area, clearly identified “Property of LARSCOM” or a similar marking, and shall use at least the same degree of care in managing and protecting such Products as it uses in managing and protecting its own inventory, but no less care than reasonable care. Prior to the establishment of the FGI the Parties will agree in good faith and set forth in writing the specifics regarding delivery of Products in the FGI to LARSCOM’s customer or LARSCOM.

7.0    Acceptance.    All Products supplied by Sparqtron under this Agreement shall conform to the Specifications. Notwithstanding any prior inspection or payment by LARSCOM, LARSCOM may reject any portion of any shipment of Products which is not conforming to the Specifications as determined by LARSCOM following quality control tests and inspection or as otherwise found to be defective including defects in workmanship. Any Products so returned to Sparqtron shall be repaired or replaced, at Sparqtron’s option and expense, within ten (10) business days of receipt by Sparqtron of the rejected Product; provided that (i) LARSCOM obtains a Return Material Authorization (“RMA”) from Sparqtron prior to returning the Products and which Sparqtron shall provide to LARSCOM a RMA number promptly upon request, (ii) the Products are returned within sixty (60) days of the date the Product was delivered to LARSCOM by Sparqtron, and (iii) the failure analysis, or summary thereof, conducted by LARSCOM shall accompany the Product.

7.1    LARSCOM’s Customers Acceptance. Rejection of any portion of any shipment of Products which does not conform to the Specifications as determined by LARSCOM’s direct or indirect customers (whether they are resellers, distributors, OEMs or end users) and confirmed by LARSCOM, shall be returned to Sparqtron, in accordance with procedures as set forth in Section 7.0, above.

8.0    Inspection by LARSCOM.    Upon request by LARSCOM, from time to time, and with at least one (1) business day notice and during normal business hours, Sparqtron will grant access to its manufacturing facilities. Sparqtron agrees to keep complete and accurate books and records relating to its obligations under this Agreement for the term of this Agreement and for a period of one (1) year thereafter (“Audit Period”). During the Audit Period, Sparqtron shall allow such inspectors to inspect such books and records related to the manufacturing, quality control and testing operations and records, compliance procedures, relating to the Products, as well as inventory levels to ensure that Sparqtron can meet LARSCOM’s future orders for Products, and is otherwise satisfying its obligations under and complying with the terms of this Agreement. Sparqtron shall promptly implement corrective action to remedy deficiencies identified by LARSCOM during such inspections or in order to comply with the Specification.

8.1    Inspection by LARSCOM’s Customer. Any request from LARSCOM’s customers shall be processed through LARSCOM with a written request to Sparqtron. Sparqtron shall grant access to its manufacturing facilities and records, etc., as set forth in Section 8.0, above.

9.0    Engineering Change Order (ECO).     An ECO is required when the form, fit or function for the design of the Product and/or Specifications are affected. Sparqtron agrees to promptly implement, at LARSCOM’s expense, any change in the Specifications or the design of a Product reasonably requested by LARSCOM pursuant to an ECO. Sparqtron shall provide a written response in the form of an “Assembly Change Notice” form to LARSCOM if such changes affect the per-unit price and/or delivery of a Product, within three (3) business days of receiving the ECO. LARSCOM shall respond with a written acceptance or rejection of the Sparqtron “Assembly Change Notice” form within three (3) business days thereafter. Sparqtron shall not implement the change to the design or Specifications of any Product or materials, equipment, manufacturing and quality assurance procedures, methods and techniques used to produce a Product, without LARSCOM’s prior written approval in the form of a Purchase Order.

10.0    Intentionally Left Blank.

11.0    Price.    Price for the Products shall be as set forth in Exhibit A of this Agreement, which is subject to change by mutual Agreement in writing of the Parties hereto. The Parties shall review this list, at least, on a monthly basis.

11.1    Purchase Price Variance. In cases where the actual purchase price of any Component is more than ten percent (10%) greater than the standard cost agreed upon by the Parties for such Component, Sparqtron shall contact LARSCOM for written approval before the purchase of any such Component is made. LARSCOM shall respond to such PPV request within two (2) business days. Sparqtron shall provide LARSCOM with a quarterly summary of the PPV. The Parties shall in good faith review and mutually agree upon its financial disposition. (i.e., If the PPV is favorable, Sparqtron shall reimburse LARSCOM; if the PPV is unfavorable, LARSCOM shall issue a purchase order to Sparqtron).

12.0    Payment.    Terms of payment shall be net Thirty (30) Days from the date of invoice or receipt of the applicable Products, whichever is later, payable in U.S. dollars. Invoices past due shall incur late charges at the rate of three quarter of one-percent (0.75%) per month past due.

13.0    Attrition.    The reasonable costs of manufacturing fallout and testing component failures relating to the manufacture of the Products, is included in the material cost.

14.0    Testing Failures.    LARSCOM agrees to provide sufficient support to help resolve anytesting,engineering or design issues.

15.0    Warranties.

15.1    Sparqtron Warranty.

(a) Sparqtron represents and warrants to LARSCOM that all work and service provided pursuant to this Agreement will be provided in a timely, professional and workmanlike manner and all Products when delivered by Sparqtron to LARSCOM, (i) shall conform to the then current Specifications, and (ii) shall be free from defects in manufacturing and workmanship for a period of twelve (12) months from the date the Products are delivered to LARSCOM’s designated location. Any Products that do not meet the foregoing warranty shall be repaired or replaced at Sparqtron’s sole option and expense or Sparqtron shall refund to LARSCOM or credit LARSCOM’s account for the purchase price of the Products,within ten (10) business days of receipt by Sparqtron of the returned Products; provided that (i) LARSCOM obtains a Return Material Authorization (“RMA”) from Sparqtron prior to returning the Products, which Sparqtron agrees to provide promptly upon request therefore, (ii) the Products are returned within twelve (12) months of the date the Product was delivered to LARSCOM by Sparqtron, and (iii) the failure analysis, or summary thereof, conducted by LARSCOM or a summary of defects shall accompany the Product. Such warranty will not apply if LARSCOM alters, misuses, neglects, or abnormally stresses the Products. With respect to any components acquired or supplied by Sparqtron that are incorporated into the Products, Sparqtron makes no representation or warranty, except that Sparqtron agrees to pass through to LARSCOM the warranty, if any, originally provided to Sparqtron by the manufacturer of such components and agrees to cooperate in processing and seeking applicable third Party warranty claims and in taking advantage of and seeking remedies, if any, available from the original sources of the components.

(b) This warranty does not apply to situations where LARSCOM wants their Product ECO upgraded or repaired due to LARSCOM’s mishandling or misuse; such Products are to be returned with a Purchase Order.

(c) Sparqtron further represents and warrants that (i) it has good and clear title to the Products, free and clear of all liens, claims and encumbrances, and the right to grant the rights granted hereunder, (ii) Sparqtron has not infringed on any Intellectual Property of any third Party in connection with its performance under this Agreement, and (iii) Sparqtron has the right and power to enter into this Agreement.

(d) SPARQTRON WARRANT DISCLAIMER. EXCEPT FOR THE WARRANTIES PROVIDED IN SECTION 15.1, SPARQTRON MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

15.2    LARSCOM Warranty.

(a) LARSCOM represents and warrants to Sparqtron that (i) it owns or has the right to the use the LARSCOM Components as contemplated herein, (ii) to its knowledge, LARSCOM Intellectual Property provided to Sparqtron hereunder, including without limitation, the Specifications, does not infringe the proprietary rights of any third Party, and (iii) LARSCOM has the right and power to enter into this Agreement.

(B) LARSCOM’S WARRANT DISCLAIMER. EXCEPT FOR THE WARRANTIES PROVIDED IN SECTION 15.2, LARSCOM MAKES NO OTHER WARRANTIES WITH RESPECT TO THE LARSCOM INTELLECTUAL PROPERTY, LARSCOM COMPONENTS, LARSCOM PROPERTY, THE LICENSES GRANTED HEREUNDER OR OTHER MATERIALS OR DOCUMENTATION PROVIDED BY LARSCOM HEREUNDER AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

16.0    INDEMITY

16.1    Indemnity by Sparqtron. Sparqtron agrees to indemnify and hold LARSCOM and its customers harmless from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and court costs) to the extent that they are based upon; (a) a breach or alleged breach of any of representations and warranties made by sparqtron in Section 15.1; (b) a claim that Sparqtron manufacturing process infringes or misappropriates any third party’s U.S. patent or copyright or miss appropriates any trade secret recognized as such under the Uniform Trade secrets Act; (c) any product liability or similar claim arising from or resulting from any manufacturing defect in any Product. Sparqtron will pay those costs and damages finally awarded against LARSCOM or its customer in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement or any such claim. This indemnity shall not apply if (i) LARSCOM fails to give Sparqtron prompt notice of any such claim or threatened claim and such failure materially prejudices Sparqtron, or (ii) Sparqtron is not given the opportunity to assume control of the defense or settlement, and (iii) LARSCOM does not provide reasonable assistance to Sparqtron at sparqtron expense. Furthermore, if Sparqtron assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. However, LARSCOM may participate in the defense or settlement of such claim at its own expense. Nothing in this Agreement is intended to be or to serve as a grant of authority or power in the indemnifying Party to bind the indemnified Party to act or refrain from acting in any way at any time. This Section states that LARSCOM’s entire liability and Sparqtron’s sole and exclusive remedy of all indemnity claims and actions against Sparqtron provided in this Section.

16.2 Indemnity by LARSCOM. LARSCOM agrees to indemnify Sparqtron and hold Sparqtron harmless from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and court costs) to the extent that they are based upon; (a) a breach or alleged breach of any representations or warranties made by LARSCOM in Section 15.2; (b) a claim that any LARSCOM Materials infringes any U.S. Patent or copyright or misappropriates any trade secrets recognized as such under the Uniform Trade Secret Act. LARSCOM will pay those costs and damages finally awarded against Sparqtron in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action. This indemnity shall not apply (i) if Sparqtron fails to give LARSCOM prompt notice of any such claim or threatened claim and such failure materially prejudices LARSCOM, or (ii) unless LARSCOM is not given the opportunity to assume control of the defense or settlement, and (iii) Sparqtron does not provide reasonable assistance to LARSCOM at LARSCOM expense. Furthermore, if LARSCOM assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. However, sparqtron may participate in the defense or settlement of such claim at its own expense. Nothing in this Agreement is intended to be or to serve as a grant of authority or power in the indemnifying part to bind the indemnified Party or act or refrain from acting in any way at any time. If any LARSCOM Material becomes, or in LARSCOM’s opinion is likely to become the subject of an infringement claim, LARSCOM may, at its option and expense, either (a) procure for Sparqtron the right to continue exercising the rights licensed to it under this Agreement; (b) replace or modify the LARSCOM Material so that it becomes non-infringing; or (c) if neither option (a) or (b) is available, terminate this Agreement. Notwithstanding the foregoing, LARSCOM will have no obligation under this Section or otherwise with respect to any infringement claim based upon any unauthorized use, reproduction or distribution of any LARSCOM Material or any modification of any LARSCOM Material by any other person than LARSCOM. This Section states LARSCOM’s entire liability and Sparqtron’s sole and exclusive remedy for all indemnity claims and actions against Sparqtron provided in this Section.

17.0    New Products.    The Parties acknowledge and agree that LARSCOM may from time to time, request in writing the manufacture and testing of prototypes, pre-production units, test units or other similar products (“Odd Units”). Sparqtron makes no representation or warranty, except for workmanship defects, as to Odd Units identified as such by LARSCOM and assumes no liability for or obligation related to the yield, performance, accuracy, specifications, defects of or due to (i) fixtures, designs or instructions produced or supplied by LARSCOM, (ii) LARSCOM Components, (iii) components or other equipment from any vendor on the Approved Vendor List or (iv) printed circuit boards or any other LARSCOM designated components that are manufactured pursuant to LARSCOM’s specifications.

18.0    Forecasts.    During the term of this Agreement, LARSCOM shall deliver to Sparqtron, on a rolling monthly basis, a six (6) months forecast for the quantity of Products LARSCOM is anticipating to order from Sparqtron (the “Forecast”). The first three (3) months of the Forecast will be binding and covered by firm Purchase Orders and the next three (3) months of the Forecast shall not be binding. LARSCOM shall issue each succeeding month’s forecast by the tenth (10th) of each month. Provided, however, that if the 10th day of the month falls on a holiday, or weekend, then the Forecast shall be delivered on the first following business day.

19.0    Purchase Orders.    During the term of this Agreement, LARSCOM shall provide Sparqtron with Purchase Orders for the Products to cover the first three (3) month period, on a rolling monthly basis as provided in the Forecast (as defined in Section 18.0). LARSCOM shall issue each succeeding month’s Purchase Order by the tenth (10th) of each month. Provided, however, that if the 10th day of the month falls on a holiday, or weekend, then the Purchase Order shall be delivered on the first following business day. Each Purchase Order shall be as specified in Section 1.21. Notwithstanding the foregoing, Sparqtron’s performance pursuant to a Purchase Order shall be deemed accepted by Sparqtron of such Purchase Order and such Specifications or other identifications (including any ECO’s) unless it is rejected in writing within five (5) business days of submission by LARSCOM.

Sparqtron shall use best efforts to accept each Purchase Order. In the event of a rejection, Sparqtron shall provide LARSCOM with written notice setting forth the reasons for such rejection. The terms and conditions of this Agreement will control over any terms contained in any quotation, LARSCOM Purchase Order, written acceptance or acknowledgment by Sparqtron, invoice or any other document that is not clearly an amendment to this Agreement signed by both Parties.

20.0    Schedule Changes.

20.1    LARSCOM may not cancel any Purchase Orders or re-schedule the quantity of Product and/or Delivery Date within thirty (30) days of the scheduled Delivery Date. LARSCOM may delay all or any portions of the scheduled Product delivery upon written notification to Sparqtron on the following schedule:

20.2    From thirty-one (31) to sixty (60) days prior to the scheduled Delivery Date, LARSCOM may reschedule out not more than fifty percent (50%) of the quantity of Product to be shipped up to thirty (30) days without charge or expense. The balance of the rescheduled Products must be shipped within thirty (30) days of the rescheduled date.

20.3    From sixty-one (61) to ninety (90) days prior to the scheduled Delivery Date, LARSCOM may reschedule out up to one hundred percent (100%) of the quantity of Product to be shipped up to sixty (60) days without charge or expense.

20.4    In the event that LARSCOM desires to increase quantities (“Upside”) of Products scheduled for delivery; Sparqtron will use its commercially reasonable best efforts to accommodate the desired increases. Each of the foregoing may be subject to a Premium Charge to be determined on a case-by-case basis, and subject to LARSCOM’s prior written approval. In any event, notwithstanding the foregoing, Sparqtron agrees to meet LARSCOM’s Upside requests of (a) up to one hundred percent (100%) over forecasted quantities if LARSCOM provides Sparqtron with at least three (3) months notice, and (b) up to three hundred percent (300%) over forecasted quantities if given at least six (6) months notice.

21.0    Cancellation.    LARSCOM may cancel any order, or portion thereof, more than sixty-one (61) days or more from the scheduled Delivery Date upon written notification to Sparqtron and on the following schedule:

21.1    From sixty-one (61) to ninety (90) days from the scheduled Delivery Date, Sparqtron shall immediately and use its commercially reasonable best efforts to (i) return to the suppliers the Inventory that would be used for such canceled order or otherwise utilize any such inventory, or (ii) cancel Sparqtron’s order for such inventory and cancel subcontracts related to the manufacture of the cancelled Products LARSCOM is not obligated to pay Sparqtron for inventories that are returned or inventories on order which are cancelled at no cost to Sparqtron. In the event that Sparqtron would be required pay re-stocking or cancellation fees for such inventory, Sparqtron shall notify LARSCOM and LARSCOM, at its option, shall have the right to either pay such fees or purchase and take title to such inventory. In the event Sparqtron cannot return such inventory to the suppliers, or cannot otherwise utilize or cancel future orders, LARSCOM shall (i) pay Sparqtron’s cost of all such inventories that are in Sparqtron’s or its subcontractor’s (which subcontractors must be approved as required by Section 5.0) possession as of the cancellation date that have been procured for the canceled order, and (ii) Sparqtron’s cost of all such inventories used in the manufacture or assembly of the Products that are in Sparqtron’s or such subcontractor’s possession or on order, and (iv) take title to those Products and such inventories. Sparqtron shall provide LARSCOM with documentation to support all such charges. Unless otherwise set forth herein or agreed upon by the Parties in writing, all determinations required under this Section shall be made by generally accepted accounting principles. LARSCOM authorizes Sparqtron to invoice any such costs within sixty (60) days of LARSCOM’s notification of cancellation. Inventories that become unusable because of a LARSCOM ECO, shall be treated in a like manner as inventories that become unusable because of cancellation, as noted above.

21.2    LARSCOM may cancel delivery of Products with written notice at least ninety-one (91) days prior to the scheduled Delivery Date without cost or penalty, except for cost related to inventories on the Minimum Order Quantity List, Non Cancelable-Non Returnable List, and Long Lead Time Lists, which shall be treated in a like manner as inventories that become unusable because of cancellation, as noted in Section 21.1. Sparqtron shall provide LARSCOM with documentation to support all such charges.

22.0    Minimum Order Quantity Components and Materials.    Sparqtron and LARSCOM shall agree upon and maintain an approved listing of Minimum Order Quantity Components and Materials in the form of Exhibit B, as initially established and may be modified in writing from time to time by the Parties in accordance with this Agreement. The Parties shall review this listing, at least, on a quarterly basis.

23.0    Long Lead-Time Components and Materials.    Sparqtron and LARSCOM shall agree upon and maintain an approved listing of Long Lead-Time Components and Materials in the form of Exhibit C, as initially established and may be modified in writing from time to time by the Parties in accordance with this Agreement. The Parties shall review this listing, at least, on a quarterly basis.

24.0    Non-Cancelable Non-Returnable Components and Materials.    Sparqtron and LARSCOM shall agree upon and maintain an approved listing of Non-Cancelable Non-Returnable Components and Materials in the form of Exhibit D, as initially established and may be modified in writing from time to time by the Parties in accordance with this Agreement. The Parties shall review this listing, at least, on a quarterly basis.

25.0    Excess Inventory.    Sparqtron shall identify Excess Inventory, in accordance with the calculation on Exhibit G, on a monthly basis using the MRP System Excess Inventory Dollar Report. Sparqtron shall adjust the calculation to exclude Excess Inventory resulting from any error on Sparqtron’s part. Sparqtron shall provide the Excess Inventory report to LARSCOM monthly with an explanation of why Inventory is in Excess. LARSCOM shall review the report and explanations and notify Sparqtron of its Agreement or disagreement with the calculation. The Parties shall work together in good faith to resolve any disagreement with the calculation and determine liability for any associated cost. Upon termination of this Agreement, LARSCOM shall pay, to the extent not paid or payable, within sixty (60) days of the date of termination by either Party, either (i) Sparqtron’s documented cost of the On-Hand Excess Inventory that is in Sparqtron’s and/or its subcontractor’s possession and that cannot be returned to the supplier and take title to such non-returnable On-Hand Excess Inventory and/or (ii) the supplier’s restocking fee of the returnable On-Hand Excess Inventory. LARSCOM shall have no liability for inventory that was acquired in Excess of its open purchase orders, except for Minimum Order Quantity components in Exhibit B, Long Lead Time components in Exhibit C, and for NCNR components in
Exhibit D.

26.0    Safety Stock.    If requested by LARSCOM, Sparqtron shall maintain a stock (“Safety Stock”) of Inventory in an amount that is mutually determined, in writing, by Sparqtron and LARSCOM. Such Safety Stock will involve the purchase of Inventory separate from Inventory procured for the purpose of fulfilling pending Purchase Orders and shall be designated exclusively for LARSCOM Purchase Orders. Safety Stock will be included in the Excess Inventory calculation described in Section 25.0 above.

27.0    LARSCOM Property.    Any tooling and/or equipment supplied by LARSCOM (“LARSCOM’s Property”) or developed or procured by Sparqtron at LARSCOM expense, shall remain the property of LARSCOM and shall (i) be clearly marked or tagged as the Property of LARSCOM, (ii) be and remain personal property, and not become a fixture to real property, (iii) be subject to inspection by LARSCOM at any time, (iv) be used only in filling purchase orders from LARSCOM, (v) be kept free by Sparqtron of liens and encumbrances, and (vi) not be modified in any manner by Sparqtron without the prior written approval of LARSCOM and be maintained by Sparqtron in accordance with LARSCOM’s Maintenance Procedures including but not limited to periodic calibration. LARSCOM shall retain all rights, title and interest in the LARSCOM Property, and Sparqtron agrees to treat and maintain the LARSCOM Property with the same degree of care as Sparqtron uses with respect to its own valuable tooling and equipment, but no less care than reasonable care. Sparqtron shall bear all risk of loss or damage to LARSCOM Property until it is returned to LARSCOM. Upon LARSCOM’s request, Sparqtron shall deliver all LARSCOM Property to LARSCOM in good condition, normal wear and tear excepted, without cost to LARSCOM (exclusive of freight costs); LARSCOM shall determine the manner and procedure for returning the LARSCOM Property, and shall pay the corresponding freight costs. Sparqtron waives any legal or equitable right it may have to withhold LARSCOM Property, and Sparqtron agrees to execute all documents, or instruments evidencing LARSCOM’s ownership of the LARSCOM Property as LARSCOM may from time to time request. Such LARSCOM owned tooling and equipment are listed on Exhibit F, which shall be revised as required.

28.0    Terms.    Unless terminated pursuant to Section 29.0 or as otherwise authorized under this Agreement, this Agreement shall commence upon the Effective Date and shall continue until either Party terminates this Agreement. Either Party may terminate this Agreement by providing the other Party with a ninety (90) days written notice of termination, with or without cause.

29.0    Termination.    Either Party for cause, may immediately terminate this Agreement by providing written notice to the other Party, upon the occurrence of any of the following events.

29.1    If the other Party ceases to do business, or otherwise terminates its business operations, excluding any situation where all or substantially all of such other Party’s assets, stock or business to which this Agreement relates are acquired by a third Party (whether by sale, acquisition, merger, operation of law or otherwise) unless such third Party is a competitor of the Party giving notice of termination; or

29.2    If the other Party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

29.3    If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other and such proceeding is not dismissed within ninety (90) days.

30.0    Effect of Termination.     Upon any expiration or termination of this Agreement, the obligations of either Party that exist pursuant to Sections 8.0, 12.0, 15.0, 20.0, 21.0, 25.0 through and including 27.0 and 30.0 through and including 45.0 will survive. Notwithstanding the foregoing, Sparqtron shall continue to fulfill, subject to the terms of this Agreement, all Purchase Orders and ECO’s placed by LARSCOM and accepted by Sparqtron in accordance with this Agreement prior to the effective date of termination. Remedies for all breaches hereunder shall also survive termination of this Agreement.

The Parties agree in good faith to make every effort to complete the final transfer of Products, Inventory and LARSCOM Property and complete all financial transactions within ninety (90) days from the date of termination.

31.0    Liability Limitation. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EXCEPT FOR A BREACH OF CONFIDENTIALITY HEREUNDER OR TO THE LIMITED EXTENT THAT THIRD PARTY DAMAGES AGAINST WHICH A PARTY AGREES TO INDEMNIFY THE OTHER COMPRISE SUCH DAMAGES OR LOSSES.

32.0    Relationship of Parties.    Sparqtron and its subcontractor(s) shall be deemed to be independent contractors of LARSCOM, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between Sparqtron and LARSCOM. Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and shall be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers’ compensation and the like.

33.0    Ownership.    As between the Parties, and except as expressly granted to Sparqtron in this Agreement, LARSCOM retains and shall exclusively own all title to, and except as expressly and unambiguously licensed herein, all rights (including without limitation, all Intellectual Property Rights), title and interest in the LARSCOM Intellectual Property, Products, the LARSCOM Components, LARSCOM Property, LARSCOM Inventory, Consigned Materials, LARSCOM Confidential Information and Specifications and all inventions, discoveries, designs, modifications, improvements, derivative works (by whomever produced) that are made, developed, conceived or reduced to practice by LARSCOM or Sparqtron, solely, jointly or on its behalf, in the course of or arising out of work performed under this Agreement, and any related toolings and equipment provided by or on behalf of LARSCOM. Sparqtron hereby assigns any right it may have in the foregoing to LARSCOM. Sparqtron further agrees to do all things reasonably necessary to evidence and perfect LARSCOM’s interest therein, as reasonably requested by LARSCOM.

34.0    Dispute Resolution.

34.1    Binding Arbitration. Any controversy or claim between the Parties hereto arising out of this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect or alternatively, any other mutually acceptable method of alternative dispute resolution. The arbitration shall be conducted in Alameda County, California, before an arbitrator who shall be knowledgeable in the relevant industry and subject matter of the dispute from the American Arbitration Association or such other arbitration service as the Parties may, by mutual Agreement, select. In the event of a disagreement as to the selection of an arbitrator, each Party will select one arbitrator and each such arbitrator shall select the third arbitrator, and the arbitration will be conducted before the panel of three (3)

arbitrators. If the two selected arbitrators are unable to agree on the third arbitrator, the presiding Judge of the Superior Court having jurisdiction to enforce the arbitration award shall select the third arbitrator. Judgment on the award, the arbitrator renders, may be entered in any court having jurisdiction over the Parties. Each Party shall pay one half of the cost of arbitration.

34.2    Attorney’s Fees. The prevailing Party in any legal action or proceeding to enforce this Agreement shall be entitled to recover from the unsuccessful Party its reasonable attorneys’ fees and all other costs incurred in connection with such proceeding or the enforcement of the Agreement.

35.0    Confidentiality.

35.1    LARSCOM Confidential Information. During the term of this Agreement, LARSCOM may provide to Sparqtron LARSCOM’s information including, but not limited to, trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other business, technical and financial information (“Confidential Information”) shall be LARSCOM’s confidential information. In particular, but without limitation, the Specifications and the Product components delivered to Sparqtron by LARSCOM shall be LARSCOM’s Confidential Information. Sparqtron shall, at all times, both during the term of this Agreement and thereafter for a period of four (4) years, keep in confidence as a fiduciary all of LARSCOM’s Confidential Information received by it. Sparqtron shall not use the Confidential Information of LARSCOM other than as expressly permitted under the terms of this Agreement or by a separate written Agreement. Sparqtron shall take reasonable steps to prevent unauthorized disclosure or use of LARSCOM’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. Sparqtron shall not disclose LARSCOM Confidential Information to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement and who have entered into written confidentiality Agreements which protect the LARSCOM’s Confidential Information. Upon termination of this Agreement, Sparqtron shall promptly return any and all LARSCOM’s Confidential Information.

35.2    Sparqtron Confidential Information. During this term of the Agreement, Sparqtron may provide to LARSCOM, Sparqtron Confidential information including, but not limited to trade secrets, know-how, inventions (whether patentable or not) ideas, improvements, materials, data, specifications, drawing, processes, results and formulae and all other business, technical and financial information (“Confidential Information”) shall be Sparqtron’s confidential information. In particular, but without limitation, the manufacturing process, testing process, specifications and equipment shall be the Sparqtron’s Confidential Information. LARSCOM shall, at all times, both during the term of this Agreement and thereafter for a period of four (4) years, keep in confidence as a fiduciary all of Sparqtron’s Confidential Information received by it. LARSCOM shall not use Sparqtron’s Confidential Information other than as expressly permitted under the terms of this Agreement or by a separate written Agreement. LARSCOM shall take reasonable steps to prevent unauthorized disclosure or use of Sparqtron’s confidential Information and to prevent if from falling into the public domain or into the possession of unauthorized persons. LARSCOM shall not disclose Sparqtron’s Confidential Information to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement and who have entered into written confidentiality Agreements which protect Sparqtron’s Confidential Information. Upon termination of this Agreement, LARSCOM shall promptly return any and all Sparqtron’s Confidential Information to Sparqtron.

35.3    Exception to Confidential Information. As used herein, “Confidential Information” shall mean LARSCOM Confidential Information or Sparqtron Confidential Information as the context requires. Information that is in or (through no improper action or inaction of Sparqtron or LARSCOM, or any affiliate, agent, employee or either Party respectively) enters the public domain and becomes generally known on a non-confidential basis shall not be Confidential Information hereunder. Without granting any right or license, the Parties agree that the obligations set forth in Section 35.1 and 35.2 above, shall not apply to the extent that Confidential Information includes information which the Parties can document (i) was rightfully in its possession or known by it prior to receipt from the disclosing Party, or (ii) was rightfully disclosed to it by another person without restriction on disclosure, or (iii) developed independently by either Party without use of or reference to the other Party’s Confidential Information, (iv) is expressly authorized for disclosure by the disclosing Party, or (v) is disclosed pursuant to the requirement of a court, or other governmental body, provided the receiving Party provides reasonable advance notice of such court order to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure prior to disclosure, and, in any event, discloses only the minimum amount of information necessary to comply with such requirements.

35.4.    The Parties further agree to keep the specific terms of this Agreement confidential (including, without limitation, all pricing and financial terms) pursuant to the terms of this Section 34, although it may refer to the existence of this Agreement and the Parties’ relationship generally and except as required to be disclosed by law, regulation, acquisition, merger or financing. Each Party agrees that it will not issue any press release or make any public statement relating to this Agreement without the other Party’s prior written Agreement, which will not be unreasonably withheld.

36.0    Equitable Relief.    Each Party acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of the obligations regarding Confidential Information hereunder and that such breach may allow Sparqtron or third Parties to unfairly compete with LARSCOM resulting in irreparable harm to LARSCOM. Therefore, upon any such breach or threat of breach, LARSCOM shall be entitled to appropriate equitable relief in addition to whatever remedies it has at law, without the necessity of posting a bond. Sparqtron agrees to notify LARSCOM in writing immediately upon learning of any unauthorized release or breach of its obligation of nondisclosure hereunder.

37.0    Force Majeure.    Neither Party shall be liable for its failure to perform any obligations under this Agreement if such performance is prevented or delayed due to causes beyond its reasonable control, including without limitation, fires, floods, earthquakes, accidents, Acts of God, governmental laws or regulations, provided that such Party notifies the other Party of the circumstances causing the delay and to resume performance as soon as possible.

38.0    Governing Law.    This Agreement shall in all respects be governed by and constructed in accordance with the laws of the State of California, without regard to conflicts of law principles that would require the application of the laws of any other state.

39.0    Assignability.    Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written approval of the other Party such approval shall not be unreasonably withheld, except that a Party may, without the other Party’s consent, assign or transfer this Agreement and its rights and obligations hereunder to a successor of all or substantially all of such Party’s assets, stock or business to which this Agreement relates (whether by sale, acquisition, merger, operation of law or otherwise), provided, however, that such assignment or transfer is not made to a competitor of such other Party, in which case prior written consent of such other Party shall be required before the assignment or transfer may be made. Any of assignment of this Agreement in violation of this Section will be null and void.

40.0    Insurance.    Throughout the term of this agreement, Sparqtron will maintain (i) comprehensive general liability insurance covering bodily injury, property damage, contractual liability, product liability and completed operations; (ii) Worker’s compensation and Employer’s Liability insurance; and (iii) automobile insurance, all in such amounts as are necessary to insure against the risks to LARSCOM. Upon request, Sparqtron will furnish to LARSCOM as evidence of insurance, certificates of insurance.

41.0    Amendment.    Except as otherwise expressly provided herein, any provision of this Agreement may be amended only with the written consent by an officer of both Parties.

42.0    Notice.    Notices under this Agreement shall be sufficient only if personally delivered by a major rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a Party at its addresses first set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received three (3) days after deposit in the U.S. mail.

43.0    No Waiver.    No waiver of any term or condition of this Agreement will be valid or binding on either Party unless the same will have been mutually assented to in writing by an officer of both Parties. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

44.0    Severability.    If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under the applicable law and the remaining provisions will continue in full force and effect.

45.0    Mutual Agreement.    In the event that either LARSCOM or Sparqtron experiences exceptional circumstances that affect its performance under this Agreement, LARSCOM and Sparqtron will negotiate in good faith for the purpose of a joint resolution of the matter.

46.0    Entire Agreement.    THIS AGREEMENT, INCLUDING THE EXHIBITS, SETS FORTH THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREIN AND SUPERSEDES ALL PRIOR DISCUSSIONS BETWEEN THEM.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year, first above written.

“LARSCOM, Inc.”	“SPARQTRON MFG. CORP.”

Signature: /s/ Daniel L. Scharre Print Name: Dan Scharre Title: CEO and President Date: 10/21/02	Signature: /s/ Eddy Liu Print Name: Eddy Liu Title: President Date: 10/21/03

EXHIBIT A

Product Price List

Assembly No.	Rev. No.	Labor Cost	Material Cost	Total Cost

Our Material cost is shared with the LARSCOM on a line item by line item basis.

Labor Costs can be quickly quoted, from BOM, Gerber and Test Times.

(TO BE COMPLETED BY THE PARTIES)

EXHIBIT B

Minimum Order Quantity Components and Materials

Part No.             Description

(TO BE COMPLETED BY THE PARTIES)

EXHIBIT C

Long Lead Time Components and Materials

Part No.             Description

(TO BE COMPLETED BY THE PARTIES)

EXHIBIT D

Non-Cancelable, Non-Returnable Components and Materials

Part No.             Description

(TO BE COMPLETED BY THE PARTIES)

EXHIBIT E

List of Products and Revision Level; and Prices for Rework

Part No.	Current Rev. Lvl.	New Rev. Lvl.	Cost

(TO BE COMPLETED BY THE PARTIES)

EXHIBIT F

Consigned Tooling and Equipment

Asset No.             Description

(TO BE COMPLETED BY THE PARTIES)

EXHIBIT G

Excess Inventory Calculation

A. ON-HAND EXCESS INVENTORY–
1 TOTAL ON-HAND INVENTORY	$
2. MINUS DEMAND PER EXISTING POs	$

TOTAL	$
B. ON-ORDER EXCESS INVENTORY–
1. TOTAL ON-ORDER	$
2. MINUS DEMAND PER EXISTING POs	$
3. MINUS DEMAND PER FORECAST	$

TOTAL	$